                                                                     EXHIBIT 8.2


                          [Shaw Pittman LLP Letterhead]

                                October __, 2001


Commercial Net Lease Realty, Inc.
450 S. Orange Avenue, Suite 900
Orlando, FL 32801


Ladies and Gentlemen:

        We have acted as counsel for Commercial Net Lease Realty, Inc., a Maryland corporation ("CNLR"), in connection with the preparation and execution of the Agreement and Plan of Merger (the "Agreement") dated as of July 1, 2001, by and among CNLR and Captec Net Lease Realty, Inc. a Delaware corporation ("Captec"). Pursuant to the Agreement, Captec will merge with and into CNLR (the "Merger"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        You have requested our opinion regarding certain United States federal income tax consequences of the Merger. This opinion is being delivered to you in connection with the filing of a registration statement (which includes a proxy statement prospectus relating to the Merger) on Form S-4 (File No. 333-66428) as filed by CNLR with the Securities and Exchange Commission (the "Registration Statement") relating to the proposed Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Agreement (including Exhibits), the Registration Statement, and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon (without any independent investigation) certificates of officers of CNLR and Captec, respectively (the "Officers' Certificates").

        In connection with rendering this opinion, we have assumed without any independent investigation that:

        1. The statements, covenants, representations and warranties contained in the Agreement, in the Officers' Certificates, and in all other instruments and documents related to the formation and operation of Captec and CNLR examined by and otherwise made available to or relied upon by Shaw Pittman LLP and Baker & Hostetler LLP in connection with their opinions, are true and correct in all material

Commercial Net Lease Realty, Inc.
October __, 2001
Page 2



respects and will continue to be true and correct in all material respects as of the Effective Time and all other relevant times, and no actions have been or will be taken which are inconsistent with such statements, covenants, representations and warranties;

        2. That original documents (including signatures) submitted to counsel are authentic, documents submitted to counsel as copies conform to the original documents, and that those documents have been (or will be by the Effective Time) duly and validly executed and delivered;

        3. That all covenants contained in the Agreement made by CNLR and Captec are performed without waiver or breach of any material provision;

        4. That any representation or statement contained in the Agreement or the Officers' Certificates that is made "to the knowledge of," "to the best of knowledge" or similarly qualified is correct without being so qualified;

        5. That the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and is effective under the applicable state laws;

        6. That the Merger is reported by CNLR and Captec on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

        7. That an opinion of counsel, substantially identical in substance to this opinion, will be delivered to Captec from Baker & Hostetler LLP, and will not be withdrawn prior to the Effective Time.

        Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, it is our opinion that the Merger will qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code.

        This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Commercial Net Lease Realty, Inc.
October __, 2001
Page 3


        No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended or the rules or regulations promulgated thereunder (collectively the "1933 Act") or within the category of persons whose consent is required under Section 7 of the 1933 Act. The filing of this opinion as an exhibit to the Registration Statement is not intended to create liability under applicable law to any person other than CNLR, our client.



                                Very truly yours,

                                SHAW PITTMAN LLP

                                By: Charles B. Temkin, PC

                                By:  /s/ Charles B. Temkin
                                     --------------------------------------
                                         Charles B. Temkin, President